CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to this Registration Statement (No. 333-137774) on Form SB-2 of Grant Life Sciences, Inc. (a development stage company) of our report dated February 28, 2006 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.  Our report dated February 28, 2006 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/  SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 27, 2006